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                                                                     EXHIBIT 5.1

                                  July 10, 2003

Intevac, Inc.
3560 Bassett Street
Santa Clara, California 95054

         RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about July 11, 2003 regarding the registration under the Securities Act of 1933, as amended, of 250,000 shares of your Common Stock, no par value (the "Shares"), reserved for issuance under your 2003 Employee Stock Purchase Plan (the "Plan"). As your legal counsel, we have reviewed the actions taken by you in connection with the proposed sale and issuance of the Shares by you under the Plan. We assume that each issuance of the Shares will be made in accordance with the terms of the Plan.

         It is our opinion that, upon completion of the proceedings being taken, or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           /s/ WILSON SONSINI GOODRICH & ROSATI
                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation